Exhibit 99A

Contacts:	Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
	(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL REPORTS INCREASES IN FOURTH QUARTER AND

FULL YEAR FISCAL 2012 EPS, COMPARABLE RESTAURANT SALES AND TRAFFIC

DALLAS (Aug. 9, 2012) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter and year ended June 27, 2012.

Highlights include the following:

•

Fourth quarter fiscal 2012 earnings per diluted share, excluding special items, increased 27.1 percent to $0.61 compared to $0.48 for the fourth quarter of fiscal 2011. Full year fiscal 2012 earnings per diluted share, excluding special items, increased 28.9 percent to $1.96 compared to $1.52 for the prior fiscal year (see non-GAAP reconciliation below)

•

On a GAAP basis, fourth quarter fiscal 2012 earnings per diluted share increased 24.5 percent to $0.61 compared to $0.49 for the fourth quarter of fiscal 2011 and full year fiscal 2012 increased 22.2 percent to $1.87 compared to $1.53 for the prior fiscal year

•

Chili’s comparable restaurant sales increased 2.2 percent, representing the fifth consecutive quarterly increase, and customer traffic increased 1.2 percent, representing the sixth consecutive quarterly increase

•	Maggiano’s comparable restaurant sales increased 1.9 percent, representing the tenth consecutive quarterly increase

•	Total revenues increased 1.5 percent to $728.4 million and restaurant operating margin[1] improved 130 basis points to 19.6 percent

•

The company repurchased approximately 2.7 million shares of its common stock for $78.9 million in the fourth quarter resulting in a total of approximately 11.1 million shares for $287.3 million in fiscal year 2012

•	The company paid a dividend of 16 cents per share in the fourth quarter, an increase of 14.3 percent over the prior year quarter

•	Cash flows provided by operating activities were $303.4 million and capital expenditures totaled $125.2 million for the fiscal year 2012

“Brinker grew EPS by 27 percent during the fourth quarter as we again delivered positive sales and traffic growth that significantly outpaced the industry. Our results demonstrate the effectiveness of our strategy to improve our margins and reinvest in initiatives that drive top line growth,” said Doug Brooks, President and Chief Executive Officer. “As we build on this momentum in fiscal 2013, we’re confident we’ll deliver on our long-term promise to double EPS to $2.75 to $2.80.”

[1]	Restaurant operating margin is defined as Revenues less Cost of sales, Restaurant labor and Restaurant expenses.

Table 1: Monthly, Q4 and FY comparable restaurant sales

Company-owned, reported brands and franchise; percentage

	April	May	June	Q4 12	Q4 11	FY 12	FY 11
Brinker International	2.5	1.1	2.7	2.1	2.6	2.6	(1.2)
Chili’s Company-Owned
Comparable Restaurant Sales	2.5	1.0	2.9	2.2	2.1	2.5	(2.0)
Pricing Impact	1.4	1.3	1.3	1.3	1.1	1.4	1.2
Mix-Shift	(0.1)	(0.5)	(0.2)	(0.3)	(1.1)	(0.4)	0.0
Traffic	1.2	0.2	1.8	1.2	2.1	1.5	(3.2)
Maggiano’s
Comparable Restaurant Sales	2.5	1.6	1.6	1.9	5.7	3.0	3.9
Pricing Impact	2.7	2.1	2.4	2.6	1.0	2.2	0.7
Mix-Shift	0.2	1.0	(0.4)	0.1	(1.1)	0.0	(0.6)
Traffic	(0.4)	(1.5)	(0.4)	(0.8)	5.8	0.8	3.8

Franchise[1]				2.1	3.1	2.9	(1.5)
Domestic Comparable Restaurant Sales				2.4	1.5	2.4	(3.2)
International Comparable Restaurant Sales				1.3	7.7	4.2	3.5

System-wide[2]				2.1	2.8	2.7	(1.3)

[1]

Although franchise comparable sales are not derived from sales attributable to the company, including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development. The company generates royalty revenue and advertising fees based on franchisee sales, where applicable.

[2]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S fourth quarter revenues of $614.6 million represent a 1.8 percent increase from $603.9 million in the prior year period driven by increased menu prices and improved guest traffic. Restaurant expense benefited from lower repair and maintenance expense, credit card fees, insurance and utilities expense, as well as sales leverage on fixed costs related to higher revenue. Restaurant labor was positively impacted by lower vacation expenses and improved labor productivity related to the installation of new kitchen equipment, partially offset by higher restaurant manager bonuses resulting from improved restaurant performance. Cost of sales was negatively impacted by unfavorable pricing on pork, beef and oils, partially offset by favorable pricing on produce, poultry and dairy.

MAGGIANO’S fourth quarter revenues of $97.7 million increased 1.7 percent, primarily driven by increased menu prices. Restaurant operating margin improved compared to prior year primarily due to improved cost of sales resulting from the elimination of certain menu items and increased pricing, partially offset by unfavorable commodity pricing. Restaurant operating margin was also positively impacted by lower vacation expenses and sales leverage on fixed costs related to higher revenue.

ROYALTY AND FRANCHISE revenues totaled $16.1 million for the quarter, a decrease of 8.0 percent over the prior year driven primarily by a one-time development fee refund of approximately $1.0 million related to the company’s decision to discontinue Maggiano’s international development. This decision is consistent with Brinker’s strategy to focus on domestic new restaurant development of Maggiano’s. Domestic franchise comparable restaurant sales increased 2.4 percent while international comparable restaurant sales increased 1.3 percent. Brinker franchisees generated $414 million in sales1 for the fourth quarter of fiscal 2012.

[1]	Royalty revenues are recognized based on the sales generated and reported to the company by its franchisees.

“At the end of another solid quarter for Brinker, we’ve crossed the halfway mark toward our goal of improving operating margins by 400 basis points,” said Guy Constant, Executive Vice President and Chief Financial Officer. “We will continue to strengthen our business model and drive sales and traffic in the coming year, as we complete the rollout of our kitchen retrofit and point of sale initiatives.”

Other

General and administrative expense increased $3.5 million for the quarter primarily due to an increase in performance based compensation, consulting fees and relocation expenses.

Excluding the impact of special items, the effective income tax rate decreased to 28.3 percent in the current quarter from 28.9 percent in the same quarter last year driven by an increased FICA tip credit, partially offset by increased earnings. On a GAAP basis, the effective income tax rate increased to 24.6 percent in the current quarter as compared to 24.4 percent in the same quarter last year primarily due to increased earnings and a lower impact from resolved tax positions, partially offset by an increased FICA tip credit.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income excluding special items

Q4 12 and Q4 11; $ millions and $ per diluted share after-tax

	Q4 12	EPS Q4 12	Q4 11	EPS Q4 11
Net Income	47.0	0.61	41.9	0.49
Other (Gains) and Charges[1]	2.1	0.03	1.5	0.02
Adjustment for Tax Items	(2.0)	(0.03)	(2.2)	(0.03)

Net Income excluding Special Items	47.1	0.61	41.2	0.48

Table 3: Reconciliation of net income excluding special items

FY 12 and FY 11; $ millions and $ per diluted share after-tax

	FY12	EPS FY12	FY 11	EPS FY11
Net Income	151.2	1.87	141.1	1.53
Other (Gains) and Charges[1]	5.5	0.07	6.6	0.07
Adjustment for Gift Card Breakage[2]	3.3	0.04	—	—
Adjustment for Tax Items	(2.0)	(0.02)	(7.6)	(0.08)

Net Income excluding Special Items	158.0	1.96	140.1	1.52

[1]

Pre-tax Other gains and charges was $3.4 million and $2.5 million in the fourth quarter of fiscal 2012 and 2011, respectively. Pre-tax Other gains and charges was $9.0 million and $10.8 million year to date for fiscal 2012 and 2011, respectively.

[2]	The company recognized a pre-tax $5.2 million reduction to revenue in the third quarter of fiscal 2012 resulting from a change in the estimate of gift card breakage.

Fiscal 2013 Outlook

The company anticipates earnings per diluted share, excluding special items, to increase 17 to 25 percent in the range of $2.30 to $2.45. Earnings are based on the following expectations:

•	Comparable sales are expected to increase two to three percent

•	Cost of sales as a percent of Revenues is projected to be flat compared to fiscal 2012

•	Restaurant labor is projected to improve 50 to 70 basis points year over year

•	Restaurant expense as a percent of Revenues is projected to be slightly better compared to fiscal 2012

•	Depreciation expense is expected to increase slightly on a dollar basis, assuming capital expenditures of $130 to $140 million

•	General and administrative spend is expected to be lower than fiscal 2012 due to the fact that incentive compensation is planned at target

•	Operating margin is projected to improve approximately 100 basis points

•	Interest expense is expected to increase approximately $2.5 million

•	Excluding the impact of special items, the effective income tax rate is projected to be approximately 31 percent

•	Free cash flow will be $160 to $170 million

•	Diluted weighted average shares outstanding will be 74 to 76 million

The company believes that providing fiscal 2013 earnings per diluted share guidance provides investors the appropriate insight into the company’s ongoing operating performance.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Aug. 9). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Sept. 6, 2012.

Additional financial information, including statements of income which detail operations excluding special items, franchise development and royalty fees, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-K for fiscal 2012 filing on or before Aug. 27, 2012; and

•	First quarter earnings release, before market opens, Oct. 24, 2012.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,581 restaurants under the names Chili’s® Grill & Bar (1,536 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

###

BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 27,	June 29,	June 27,	June 29,
	2012	2011	2012	2011
Revenues	$728,371	$717,488	$2,820,722	$2,761,386
Operating Costs and Expenses:
Cost of sales	197,767	193,323	769,729	742,283
Restaurant labor (a)	227,842	228,127	891,910	886,559
Restaurant expenses	159,958	164,854	649,830	655,060
Depreciation and amortization	31,789	31,564	125,054	128,447
General and administrative	39,348	35,810	143,388	132,834
Other gains and charges (b)	3,360	2,465	8,974	10,783

Total operating costs and expenses	660,064	656,143	2,588,885	2,555,966

Operating income	68,307	61,345	231,837	205,420

Interest expense	6,713	6,902	26,800	28,311
Other, net	(754)	(1,042)	(3,772)	(6,220)

Income before provision for income taxes	62,348	55,485	208,809	183,329

Provision for income taxes	15,344	13,566	57,577	42,269

Net Income Net income	$47,004	$41,919	$151,232	$141,060

Basic net income per share	$0.63	$0.50	$1.93	$1.55

Diluted net income per share	$0.61	$0.49	$1.87	$1.53

Basic weighted average shares outstanding	75,070	83,888	78,559	90,807

Diluted weighted average shares outstanding	77,682	85,906	80,664	92,320

(a)	Restaurant labor includes all compensation related expenses, including benefits and incentive compensation, for restaurant employees at the general manager level and below. Labor related expenses attributable to multi-restaurant (or above-restaurant) supervision is included in Restaurant expenses.
(b)	Current quarter Other gains and charges primarily includes $2.6 million of charges related to the impairment of certain liquor licenses and $2.0 million of charges related to the impairment of certain underperforming restaurants, partially offset by a $2.0 million gain related to the sale of land. In the first nine months of fiscal 2012, Other gains and charges includes $1.1 million of charges related to the impairment of certain underperforming restaurants, lease termination charges of $3.2 million, litigation charges of $1.3 million and long-lived asset impairment charges of $0.4 million resulting from closures. These charges were partially offset by a $1.3 million gain related to the sale of land.
In the fourth quarter of fiscal 2011, Other gains and charges primarily includes $1.0 million of lease termination charges related to prior year closures, $0.8 million in long-lived asset impairments and $0.4 million of severance. In the first nine months of fiscal 2011, Other gains and charges primarily includes $4.6 million of severance costs, $2.0 million of lease termination charges, $1.5 million of litigation charges, $1.1 million of charges related to the impairment of underperforming restaurants and long-lived asset impairment charges of $0.6 million resulting from closures. These charges were partially offset by net gains of $1.7 million gain related to land sales.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 27,	June 29,
	2012	2011
	(Unaudited)
ASSETS
Current assets	$194,846	$221,360
Net property and equipment (a)	1,043,564	1,056,279
Total other assets	197,662	206,929

Total assets	$1,436,072	$1,484,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,334	$22,091
Current liabilities	374,415	383,510
Long-term debt, less current installments	587,890	502,572
Other liabilities	136,560	137,485
Total shareholders’ equity	309,873	438,910

Total liabilities and shareholders’ equity	$1,436,072	$1,484,568

(a)	At June 27, 2012, the company owned the land and buildings for 188 of the 865 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.5 million and $124.8 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	June 27,	June 29,
	2012	2011
Cash Flows From Operating Activities:
Net income	$151,232	$141,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125,054	128,447
Restructure charges and other impairments	10,396	8,427
Stock-based compensation	13,461	12,789
Net loss (gain) on disposal of assets	490	(401)
Changes in assets and liabilities	2,805	(30,334)

Net cash provided by operating activities	303,438	259,988

Cash Flows from Investing Activities:
Payments for property and equipment	(125,226)	(70,361)
Proceeds from sale of assets	8,112	8,696
Investment in equity method investees	(3,170)	(2,896)
Payments for purchases of restaurants	(3,120)	—

Net cash used in investing activities	(123,404)	(64,561)

Cash Flows from Financing Activities:
Purchases of treasury stock	(287,291)	(422,099)
Proceeds from issuance of long-term debt	110,000	—
Payments of dividends	(50,081)	(53,185)
Proceeds from issuances of treasury stock	43,416	33,057
Payments on long-term debt	(18,749)	(16,127)
Payments for deferred financing costs	(1,620)	—
Excess tax benefits from stock-based compensation	1,406	291

Net cash used in financing activities	(202,919)	(458,063)

Net change in cash and cash equivalents	(22,885)	(262,636)
Cash and cash equivalents at beginning of period	81,988	344,624

Cash and cash equivalents at end of period	$59,103	$81,988

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Fourth Quarter Net Openings/(Closings)	Total Restaurants	Net Openings/(Closings)
	Fiscal 2012	June 27, 2012	Fiscal 2012
Company-Owned Restaurants:
Chili’s (a)	1	821	(3)
Maggiano’s	—	44	—

	1	865	(3)

Franchise Restaurants:
Chili’s (a)	(4)	458	(17)
International (b)	10	258	22

	6	716	5

Total Restaurants:
Chili’s (a)	(3)	1,279	(20)
Maggiano’s	—	44	—
International (b)	10	258	22

	7	1,581	2

(a)	During the fourth quarter of fiscal 2012, the company acquired two Chili’s restaurants from a franchisee and closed one company-owned Chili’s restaurant.
(b)	At June 27, 2012, international franchise restaurants by brand were 257 Chili’s and one Maggiano’s.

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240